UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2021 (November 5, 2021)

KemPharm, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (321) 939-3416

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMPH	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02          Results of Operations and Financial Condition.

On November 10, 2021, KemPharm, Inc., a Delaware corporation, or KemPharm, issued a press release announcing its financial results for the third quarter ended September 30, 2021, as well as information regarding a conference call and live audio webcast with slide presentation to discuss its financial results and recent business developments scheduled for Wednesday, November 10, 2021 at 4:30 p.m. ET. A copy of the press release and presentation are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2021, the Board of Directors of KemPharm appointed Richard W. Pascoe as KemPharm’s Executive Chairman. There is no transaction involving Mr. Pascoe that requires disclosure under Item 404(a) of Regulation S-K. Travis C. Mickle will remain as KemPharm’s President and Chief Executive Officer and a member of the Board of Directors.

From January 2019 to November 2021, Mr. Pascoe served as president and chief executive officer of Histogen Inc., a biologics company.  His prior experiences include serving as chief executive officer and director of Apricus Biosciences Inc. from March 2013 to January 2019 and Pernix Sleep, Inc. (formerly known as Somaxon Pharmaceutical, Inc.) from August 2008 to March 2013.  He held a series of senior management roles which include chief operating officer at ARIAD Pharmaceuticals, Inc. and senior vice president of Neuroscience Division at King Pharmaceuticals, Inc.  In addition to serving as a director of KemPharm since January 2014 and KemPharm’s lead independent director since November 2014, he also serves as a member of the board of directors of Seelos Therapeutics, Inc., and the board of directors of the Johnny Mac Soldiers Fund, a charity for military veterans.  Mr. Pascoe received his B.S. degree from the United States Military Academy at West Point.

In connection with his appointment as Executive Chairman, on November 5, 2021, KemPharm entered into an employment agreement, or the Agreement, with Mr. Pascoe effective November 10, 2021, which Agreement provides for an at-will employment with an initial base salary of $400,000 and eligibility to receive discretionary annual cash bonuses equal to up to 50% of the base salary. In connection with the appointment, KemPharm’s board of directors also granted Mr. Pascoe an option to purchase 100,000 shares of common stock under KemPharm’s Amended and Restated 2014 Equity Incentive Plan on November 10, 2021.  The option has an exercise price equal to the closing price of the common stock as reported on the Nasdaq Global Select Market on the date of grant.  Of the shares underlying the option, 50,000 shares will vest in four equal annual installments beginning on November 10, 2022, subject to Mr. Pascoe’s continuous service through each such vesting date, and the remaining 50,000 shares will vest upon the closing of the earlier of (x) a Change in Control (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan) or (y) a transformative business development transaction, as determined in the discretion of the board of directors; provided that the definitive agreement for the Change in Control or transformative business development transaction is executed on or prior to November 10, 2022, and Mr. Pascoe is, immediately prior to the closing of the Change in Control or transformative business development transaction, as applicable, still serving as Executive Chairman or as another executive officer.

The Agreement provides that if KemPharm terminates Mr. Pascoe’s employment without “cause” (as defined in the Agreement) or Mr. Pascoe resigns for “good reason” (as defined in the Agreement), Mr. Pascoe will be eligible to receive the following severance benefits: (i) all accrued benefits (as defined in the Agreement), (ii) continued payments of 12 months of his annual base salary; (ii) the 100% vesting of all of his stock options or other equity awards that were outstanding as of the effective date of the termination; and (iii) 12 months of continued health insurance coverage.

If such termination or resignation occurs within 60 days before, upon or within 12 months following a change of control, Mr. Pascoe will be eligible to receive all the severance benefits described in the preceding paragraph, except that (i) the KemPharm shall pay Mr. Pascoe an amount equal to one and one half times the sum of his base salary plus his target annual bonus and (ii) the vesting of all of his outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full as of the date of termination.

All severance benefits payable to Mr. Pascoe under the Agreement are subject to his signing, not revoking and complying with a release of claims.

The description of the Agreement included herein is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement by and between the Registrant and Richard W. Pascoe, dated as of November 5, 2021.
99.1	Press Release titled “KemPharm Reports Third Quarter 2021 Financial Results” dated November 10, 2021.
99.2	Presentation titled "Third Quarter 2021 Results" dated November 10, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KemPharm, Inc.

Date: November 10, 2021	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer